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                                 Exhibit 10.17


                           SunGard Data Systems Inc.
                      Summary Description of the Company's
                Annual Executive Incentive Compensation Program


SunGard Data Systems Inc. has an annual executive incentive compensation ("EIC") program for its executive officers and other key management employees. The principal purpose of this program is to link a significant portion of annual cash compensation to financial results and other goals, so as to reward successful performance.

Each participant's EIC program contains certain financial and/or business goals as targets. These targets are established at the beginning of each year and take into account the Company's overall financial and business goals for the year. The EIC program for corporate officers generally is based upon targeted rates of increase in the Company's net income over the previous year and, sometimes, additional performance goals specific to the officer's function. For the chief executive officers of the Company's operating business groups, the EIC program targets generally are based upon budgeted operating income and average number of days sales outstanding in accounts receivable of the business units managed by the group chief executive officers. For other key management employees, the EIC program targets are based upon financial and/or business goals related to the business units they manage and, sometimes, additional performance goals specific to their individual functions.

Generally, the EIC programs contain an incentive compensation amount related to each target. If the target is achieved, then the related incentive compensation amount is earned. For most financial goals, there are minimum, midpoint and goal targets. The incentive amount related to the minimum and midpoint targets usually are 25% and 50%, respectively, of the incentive amount related to the goal target. If the actual result is less than the minimum target, then no incentive amount is earned. If the actual result is between the minimum and midpoint targets, or between the midpoint and goal targets, then the incentive amount earned is calculated by interpolation. If the actual result is more than the goal target, then the incentive amount earned is equal to the amount related to the goal target plus, in some cases, an additional incentive amount based upon the extent to which the goal was exceeded.